UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report

September 19, 2006

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida		33127
(Address of principal executive offices)		(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

At the September 19, 2006 meeting of the Board of Directors (the “Board”) of IVAX Diagnostics, Inc. (the “Corporation), the Compensation Committee of the Board recommended to the Board, and the Board approved, the following changes to the Corporation’s annual compensation paid to the members of the Board and the committees of the Board who are not employees of the Corporation, Teva Pharmaceutical Industries Limited or Teva North America (the “Non-Employee Directors”).

Director Retainer	$15,000
Audit Committee Member Retainer	$5,000
Compensation Committee Member Retainer	$2,500

All of the foregoing amounts will be paid in cash. In addition to cash compensation, each of the Corporation’s Non-Employee Directors was awarded a grant of options to purchase 25,000 shares of the Corporation’s common stock under the Corporation’s 1999 Performance Equity Plan. Each option has an exercise price of $1.56 per share, which was the closing price of the Corporation’s common stock on the American Stock Exchange on September 19, 2006, and became fully vested as of September 19, 2006. Currently, there are four Non-Employee Directors serving on the Board. Consistent with the Corporation’s prior policies, directors who are employed by the Corporation, Teva Pharmaceutical Industries Limited or Teva North America do not receive any additional compensation for their service on the Board or the committees of the Board.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark Deutsch
Mark Deutsch,
Vice President - Finance and Chief Financial Officer

Dated: September 21, 2006